                                                                    EXHIBIT 99.4

ITEM 6.  SELECTED FINANCIAL DATA

         The selected consolidated financial data as of and for each of the five years ended December 31, 2000 have been derived from, and are qualified by reference to our Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants. This data should be read in conjunction with our Consolidated Financial Statements and related Notes thereto for the three years ended December 31, 2000, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report.

                                                                             YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------------
                                                      1996            1997            1998            1999            2000
                                                  ------------    ------------    ------------    ------------    ------------
                                                                  (IN THOUSANDS, EXCEPT SUBSCRIBERS AND PER SHARE
STATEMENTS OF OPERATIONS DATA DATA)
REVENUE:
  DISH Network ................................   $     60,132    $    344,250    $    683,032    $  1,352,603    $  2,352,237
  DTH equipment sales and integration
    services ..................................         78,062          91,637         256,193         184,041         259,830
  Satellite services ..........................          5,822          11,135          22,366          41,071          61,105
  Other .......................................         54,885          30,396          21,075          25,126          42,048
                                                  ------------    ------------    ------------    ------------    ------------
Total revenue .................................        198,901         477,418         982,666       1,602,841       2,715,220
COSTS AND EXPENSES:
  DISH Network operating expenses .............         42,456         193,274         395,411         732,675       1,265,445
  Cost of sales - DTH equipment and
    integration services ......................         76,384          61,992         173,388         148,427         194,963
  Cost of sales - other .......................         42,349          23,909          16,496          17,084          32,992
  Marketing expenses ..........................         51,520         179,923         320,521         727,061       1,158,640
  General and administrative ..................         52,123          69,315          97,105         150,397         250,425
  Non-cash, stock-based compensation ..........             --              --              --          61,060          51,465
  Depreciation and amortization ...............         43,414         173,276         102,636         113,228         185,356
                                                  ------------    ------------    ------------    ------------    ------------
Total costs and expenses ......................        308,246         701,689       1,105,557       1,949,932       3,139,286
                                                  ------------    ------------    ------------    ------------    ------------
Operating loss ................................       (109,345)       (224,271)       (122,891)       (347,091)       (424,066)
  Extraordinary charge for early
    retirement of debt, net of tax ............             --              --              --        (268,999)             --
                                                  ============    ============    ============    ============    ============
Net loss ......................................   $   (100,986)   $   (312,825)   $   (260,882)   $   (792,847)   $   (650,326)
                                                  ============    ============    ============    ============    ============
Net loss attributable to common shares ........   $   (102,190)   $   (321,267)   $   (296,097)   $   (800,100)   $   (651,472)
                                                  ============    ============    ============    ============    ============
Weighted-average common shares outstanding ....        324,384         335,344         359,856         416,476         471,023
                                                  ============    ============    ============    ============    ============
Basic and diluted loss per share (1) ..........   $      (0.32)   $      (0.96)   $      (0.82)   $      (1.92)   $      (1.38)
                                                  ============    ============    ============    ============    ============


                                                                          AS OF DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                  1996           1997            1998            1999            2000
                                              ------------   ------------    ------------    ------------    ------------
BALANCE SHEETS DATA
  Cash, cash equivalents and
    marketable investment securities ......   $     58,038   $    420,514    $    324,100    $  1,254,175    $  1,464,175
  Cash reserved for satellite
    insurance .............................             --             --              --              --          82,393
  Restricted cash and marketable
    investment securities .................         79,291        187,762          77,657           3,000           3,000
  Total assets ............................      1,141,380      1,805,646       1,806,852       3,898,189       4,636,835
  Long-term obligations (less current
    portion):
    1994 Notes ............................        437,127        499,863         571,674           1,503              --
    1996 Notes ............................        386,165        438,512         497,955           1,097              --
    1997 Notes ............................             --        375,000         375,000              15              --
    9 1/4% Seven Year Notes ...............             --             --              --         375,000         375,000
    9 3/8% Ten Year Notes .................             --             --              --       1,625,000       1,625,000
    4 7/8% Convertible Notes ..............             --             --              --       1,000,000       1,000,000
    10 3/8% Seven Year Notes ..............             --             --              --              --       1,000,000
    Mortgages and other notes
      payable, net of current portion .....         51,428         51,846          43,450          27,990          14,812
  Series B Preferred Stock ................             --        199,164         226,038              --              --
  Total stockholders' equity (deficit) ....         61,197        (88,961)       (371,540)        (48,418)       (657,383)

                                                                       YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------
                                                    1996          1997          1998          1999          2000
                                                 ----------    ----------    ----------    ----------    ----------
OTHER DATA
 DISH Network subscribers ....................      350,000     1,040,000     1,940,000     3,410,000     5,260,000
 Average monthly revenue per subscriber ......   $    35.50    $    38.50    $    39.25    $    42.71    $    45.33

 EBITDA(2) ...................................      (65,931)      (50,995)      (20,255)     (172,953)     (187,245)
 Less amortization of subscriber
   acquisition costs .........................      (16,073      (121,735)      (18,869)           --            --
                                                 ----------    ----------    ----------    ----------    ----------
 EBITDA, as adjusted to exclude
   amortization of subscriber acquisition
   costs .....................................      (82,004)     (172,730)      (39,124)     (172,953)     (187,245)
 Net cash flows from:
   Operating activities ......................      (27,425)           43       (16,890)      (58,513)     (118,677)
   Investing activities ......................     (287,642)     (597,249)       (8,048)      (62,826)     (911,957)
   Financing activities ......................      332,544       703,182       (13,722)      920,091       982,153

----------

(1) The loss per share amounts for 1996 have been restated as required to comply with Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings Per Share." For further discussion of loss per share and the impact of FAS No. 128, see Note 2 to our Consolidated Financial Statements.

    The loss per share amount in 1999 of $(1.92) includes $(1.28) per share relating to basic and diluted loss per share before extraordinary charges and $(0.64) per share relating to the extraordinary charge for early retirement of debt, net of tax.

(2) We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (operating income (loss) plus amortization and depreciation, and non-cash, stock-based compensation) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flows from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. EBITDA is shown before and after amortization of subscriber acquisition costs, which were deferred through September 1997 and amortized over one year. EBITDA for 1999 and 2000 also excludes approximately $61 million and $51 million in non-cash, stock-based compensation expense resulting from significant post-grant appreciation of stock options granted to employees, respectively.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         All statements contained herein, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause our actual results to differ materially are the following: a total or partial loss of one or more satellites due to operational failures, space debris or otherwise; delays in the construction of our seventh, eighth or ninth satellites; an unsuccessful deployment of future satellites; inability to settle outstanding claims with insurers; a decrease in sales of digital equipment and related services to international direct-to-home service providers; a decrease in DISH Network subscriber growth; an increase in subscriber turnover; an increase in subscriber acquisition costs; an inability to obtain certain retransmission consents; our inability to retain necessary authorizations from the FCC; an inability to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement; an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; the introduction of new technologies and competitors into the subscription television business; a change in the regulations governing the subscription television service industry; the outcome of any litigation in which we may be involved; general business and economic conditions; and other risk factors described from time to time in our reports and statements filed with the Securities and Exchange Commission. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

RESULTS OF OPERATIONS

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999.

         Revenue. Total revenue for the year ended December 31, 2000 was $2.715 billion, an increase of $1.112 billion compared to total revenue for the year ended December 31, 1999 of $1.603 billion. The increase in total revenue was primarily attributable to DISH Network subscriber growth. We expect that our revenues will continue to increase significantly as the number of DISH Network subscribers increases.

         DISH Network subscription television services revenue totaled $2.347 billion for the year ended December 31, 2000, an increase of $1.003 billion compared to the same period in 1999. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. This increase was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber. DISH Network added approximately 1.85 million net new subscribers for the year ended December 31, 2000, an increase of approximately 26% compared to approximately 1.47 million net subscriber additions during 1999. As of December 31, 2000, we had approximately 5.26 million DISH Network subscribers compared to approximately 3.4 million at December 31, 1999, an increase of 54%. The strong subscriber growth reflects the impact of aggressive marketing promotions, including our free installation program, together with increased interest in satellite television resulting from the availability of local network channels by satellite, and positive momentum for the DISH Network. DISH Network subscription television services revenue will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber. While there can be no assurance, assuming the U.S. economy continues to grow at a slow pace, we expect to add approximately 1.5 to 2.0 million net new subscribers during 2001, and to obtain a majority of all net new DBS subscribers.

         Monthly average revenue per subscriber was approximately $45.33 during the year ended December 31, 2000 and approximately $42.71 during the same period in 1999. The increase in monthly average revenue per subscriber is primarily attributable to a $1.00 price increase in America's Top 100 CD, our most popular programming package, during May 2000, the increased availability of local channels by satellite together with the earlier successful introduction of our $39.99 per month America's Top 150 programming package. During August 2000, we announced a promotion offering consumers free premium movie channels. Under this promotion, all new subscribers who order either our America's Top 100 CD or America's Top 150 programming package and any or all of our four premium movie packages between August 1, 2000 and January 31, 2001, received those premium movie packages free for three months. This promotion had a negative impact on monthly average revenue per subscriber since premium movie package revenue from participating subscribers was deferred until the expiration of each participating subscriber's free service. While there can be no assurance, we expect our moderate historical increases in revenue per subscriber to continue during 2001 and expect to reach monthly average revenue per subscriber of approximately $50 by the end of December 2001.

         For the year ended December 31, 2000, DTH equipment sales and integration services totaled $260 million, an increase of $76 million compared to the same period during 1999. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators and sales of DBS accessories. This increase in DTH equipment sales and integration services revenue was primarily attributable to an increase in international demand for digital set-top boxes as compared to the same period during 1999.

         A significant portion of DTH equipment sales and integration services revenues have resulted from sales to two international DTH providers. We currently have agreements to provide equipment to DTH service operators in Spain and Canada. Our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such efforts will be successful.

         As previously reported, since 1998, Telefonica's Via Digital, one of the two DTH service providers described above, has had recurrent discussions and negotiations for a possible merger with Sogecable's Canal Satelite Digital, one of its primary competitors. While we are not currently aware of any formal negotiations between Via Digital and Canal Satelite Digital, there are again rumors of a potential merger in the marketplace. Although we have binding purchase orders from Via Digital for deliveries of DTH equipment in 2001, we cannot predict the impact, if any, eventual consummation of this possible merger might have on our future sales to Via Digital.

         Satellite services revenue totaled $61 million during the year ended December 31, 2000, an increase of $20 million as compared to the same period during 1999. These revenues principally include fees charged to content providers for signal carriage and revenues earned from business television, or BTV customers. The increase in satellite services revenue was primarily attributable to the addition of new full-time BTV customers and additional sales of idle satellite capacity to occasional-use customers. As a greater percentage of our satellite capacity is utilized during 2001 for local network channels and other programming designed to drive consumer subscriber acquisitions, satellite services revenues may decline.

         In order, among other things, to commence compliance with the injunction issued against us in our pending litigation with the four major broadcast networks and their affiliate groups, we have terminated the delivery of distant network channels to certain of our subscribers. Additionally, the FCC recently issued rules which impair our ability to deliver certain superstation channels to our customers. Those rules will increase the cost of our delivery of superstations, and could require that we terminate the delivery of certain superstations to a material portion of our subscriber base. In combination, these terminations would result in a small reduction in average monthly revenue per subscriber and could increase subscriber turnover. While there can be no assurance, any such decreases could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in other programming offerings.

         DISH Network Operating Expenses. DISH Network operating expenses totaled $1.265 billion during the year ended December 31, 2000, an increase of $532 million or 73% compared to the same period in 1999. DISH Network operating expenses represented 54% and 55% of subscription television services revenue during the years ended December 31, 2000 and 1999, respectively. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. While there can be no assurance, we expect that our efforts to control costs and create operating efficiencies will result in a moderate decrease in operating expenses as a percentage of subscription television services revenue during 2001.

         Subscriber-related expenses totaled $970 million during the year ended December 31, 2000, an increase of $395 million compared to the same period in 1999. Such expenses, which include programming expenses, copyright royalties, residuals currently payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 41% and 43% of subscription television services revenues during the years ended December 31, 2000 and 1999, respectively. Although we do not currently expect subscriber-related expenses as a percentage of subscription television services revenue to increase materially in future periods, there can be no assurance this expense to revenue ratio will not materially increase.

         Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as other operating expenses related to our service and installation business. Customer service center and other expenses totaled $251 million during the year ended December 31, 2000, an increase of $134 million as compared to the same period in 1999. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 11% of subscription television services revenue during the year ended December 31, 2000, as compared to 9% during the same period in 1999. The increase in this expense to revenue ratio primarily resulted from the on-going construction and start-up costs of our fifth customer service center in Virginia, our sixth customer service center in West Virginia, and the continued build-out of our installation offices nationwide. These expenses in total, and as a percentage of subscription television services revenue, may continue to increase in future periods as we continue to develop and expand our customer service centers and installation business to provide additional customer support and help us better accommodate anticipated subscriber growth, resulting in long term efficiency improvements. We continue to work to automate simple phone responses, and intend to increase internet based customer assistance in the future, in order to better manage customer service costs.

         Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $44 million during the year ended December 31, 2000, a $3 million increase compared to the same period in 1999. This increase resulted from higher satellite and other digital broadcast center operating expenses due to an increase in the number of operational satellites. Satellite and transmission expenses totaled 2% and 3% of subscription television services revenue during the years ended December 31, 2000 and 1999, respectively. We expect satellite and transmission expenses to continue to increase in the future as additional satellites or digital broadcast centers are placed in service, but do not expect these expenses to increase as a percentage of subscription television services revenue.

         Cost of sales - DTH equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $195 million during the year ended December 31, 2000, an increase of $47 million compared to the same period in 1999. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators and DBS accessories. This increase in cost of sales - DTH equipment and integration services is consistent with the increase in DTH equipment sales and integration services revenue. Cost of sales - DTH equipment and integration services represented 75% and 81% of DTH equipment revenue, during the years ended December 31, 2000 and 1999, respectively. The higher margin was principally attributable to a $16.6 million loss provision recorded during 1999 primarily for component parts and purchase commitments related to our first generation model 7100 set-top boxes, for which production was suspended in favor of our second generation model 7200 set-top boxes.

         Marketing Expenses. We subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, our subscriber acquisition costs are significant. Marketing expenses totaled $1.159 billion during the year ended December 31, 2000, an increase of $432 million compared to the same period in 1999. The increase in marketing expenses was primarily attributable to an increase in subscriber promotion subsidies. Subscriber promotion subsidies - promotional DTH equipment includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies - other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $139 million and $65 million during the years ended December 31, 2000 and 1999, respectively.

         During the year ended December 31, 2000, our marketing promotions included our DISH Network One-Rate Plan, C-band bounty program, Great Rewards program (PrimeStar bounty), Digital Dynamite Plan, cable bounty and a free installation program. Our subscriber acquisition costs under these programs are significantly higher than those under our marketing programs historically.

         Under the DISH Network One-Rate Plan, consumers were eligible to receive a rebate of up to $199 on the purchase of certain EchoStar receiver systems. To be eligible for this rebate, a subscriber must have made a one-year commitment to subscribe to our America's Top 150 programming or our America's Top 100 CD programming package plus one premium movie package (or equivalent additional programming). This promotion expired on January 31, 2001.

         Under our bounty programs, current cable customers were eligible to receive a free base-level EchoStar receiver system and free installation. To be eligible for this program, a subscriber must have made a one-year commitment to subscribe to either our America's Top 100 CD programming package plus one premium movie package (or equivalent additional programming) or our America's Top 150 programming package and prove that they are a current cable customer. This promotion expired on January 31, 2001.

         During July 2000, we announced the commencement of our new Digital Dynamite promotion. The Digital Dynamite plans offer four choices to consumers, ranging from the use of one EchoStar receiver system and our America's Top 100 CD programming package for $35.99 per month, to providing consumers two EchoStar receiver systems and our America's Top 150 programming package for $49.99 per month. With each plan, consumers receive in-home-service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which includes the first month's programming payment.

         During February 2001, we announced our Free Now promotion offering all new subscribers a free base-level EchoStar receiver system and free installation. To be eligible for this program, a subscriber must provide a valid major credit card and make a one-year commitment to subscribe to either our America's Top 150 programming package or our America's Top 100 CD or DISH Latino Dos programming package plus additional programming totaling at least $39.98 per month. Although subscriber acquisition costs are materially higher under this plan compared to historical promotions, customers under this plan generally are expected to produce materially greater average revenue per subscriber than a typical DISH Network subscriber. In addition, we believe that these customers represent lower credit risk and therefore may be marginally less likely to disconnect their service than other DISH Network subscribers. To the extent that actual consumer participation levels exceed present expectations, subscriber acquisition costs may increase. Although there can be no assurance as to the ultimate duration of the Free Now promotion, we intend to continue it through at least March 2001.

         Under our free installation program all customers who purchase an EchoStar receiver system from January 2000 through April 2000, from May 24, 2000 to July 31, 2000 and from September 15, 2000 to March 31, 2001, are eligible to receive a free professional installation. The free installation program was responsible, in part, for the strong subscriber growth during the first half of 2000.

         We subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. There is no clear industry standard used in the calculation of subscriber acquisition costs. Our subscriber acquisition costs include subscriber promotion subsidies - promotional DTH equipment, subscriber promotion subsidies - other and DISH Network acquisition marketing expenses. During the year ended December 31, 2000, our subscriber acquisition costs totaled approximately $1.155 billion, or approximately $452 per new subscriber activation. Since we retain ownership of the equipment, amounts capitalized under our Digital Dynamite Plan are not included in our calculation of these subscriber acquisition costs. Comparatively, our subscriber acquisition costs during the year ended December 31, 1999 totaled $729 million, or approximately $385 per new subscriber activation. The increase in our subscriber acquisition expenses, on a per new subscriber activation basis, principally resulted from the impact of several marketing promotions to acquire new subscribers, including most significantly our free installation offer which was reinstated during September 2000. As a result of continuing competition and our plans to attempt to continue to drive rapid subscriber growth, we expect our per subscriber acquisition costs for 2001 will remain in a range consistent with our 2000 average of approximately $452 per new subscriber activation.

         Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase further to the extent that we continue or expand our Free Now program, or introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

         General and Administrative Expenses. General and administrative expenses totaled $250 million during the year ended December 31, 2000, an increase of $100 million as compared to the same period in 1999. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses represented 9% of total revenue during the years ended December 31, 2000 and 1999. Although we expect G&A expenses as a percentage of total revenue to remain near the current level or decline modestly in future periods, this expense to revenue ratio could increase.

         Non-cash, Stock-based Compensation. During 1999, we adopted an incentive plan which provided certain key employees with incentives including stock options. The payment of these incentives was contingent upon our achievement of certain financial and other goals. We met certain of these goals during 1999. Accordingly, during 1999, we recorded approximately $179 million of deferred compensation related to post-grant appreciation of stock options granted pursuant to the 1999 incentive plan. The related deferred compensation will be recognized over the five-year vesting period. Accordingly, during the years ended December 31, 2000 and 1999 we recognized $51 million and $61 million, respectively, under this performance-based plan.

         We report all non-cash compensation based on stock option appreciation as a single expense category in our accompanying statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

                                                                   DECEMBER 31,
                                                                  1999       2000
                                                                --------   --------
 Customer service center and other..........................    $  4,328   $  1,744
 Satellite and transmission.................................       2,308      3,061
 General and administrative.................................      54,424     46,660
                                                                --------   --------
    Total non-cash, stock-based compensation................    $ 61,060   $ 51,465
                                                                ========   ========

         Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA plus total marketing expenses. Pre-marketing cash flow was $971 million during the year ended December 31, 2000, an increase of 75% compared to the same period in 1999. Our pre-marketing cash flow as a percentage of total revenue was 36% in 2000 compared to 35% in 1999. We believe that pre-marketing cash flow can be a useful measure of operating efficiency for companies in the DBS industry. While there can be no assurance, we expect that pre-marketing cash flow as a percentage of total revenue will continue to improve, and will approach 40% during 2001.

         Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was negative $187 million during the year ended December 31, 2000 compared to negative $173 million during the same period in 1999. This decline in EBITDA principally resulted from an increase in DISH Network marketing expenses primarily resulting from increased subscriber additions. Our calculation of EBITDA for the years ended December 31, 2000 and 1999 does not include approximately $51 million and $61 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options. While there can be no assurance, we expect to achieve positive EBITDA for the year ended December 31, 2001. As previously discussed, to the extent we expand our current marketing promotions and our subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are generally expensed as incurred.

         It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         Depreciation and Amortization. Depreciation and amortization expenses aggregated $185 million during the year ended December 31, 2000, a $72 million increase compared to the same period in 1999. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar V in November 1999 and EchoStar VI in October 2000 and other depreciable assets placed in service during 2000 and late 1999.

         Other Income and Expense. Other expense, net, totaled $226 million during the year ended December 31, 2000, an increase of $49 million compared to the same period in 1999. This increase resulted from our equity in the loss of StarBand, as well as an increase in interest expense as a result of the issuance of our 10 3/8% Senior Notes due 2007 in September 2000. This increase in interest expense was partially offset by an increase in interest income.

Year Ended December 31, 1999 compared to the year ended December 31, 1998.

         Revenue. Total revenue for the year ended December 31, 1999 was $1.603 billion, an increase of $620 million compared to total revenue for the year ended December 31, 1998 of $983 million. The increase in total revenue was primarily attributable to DISH Network subscriber growth.

         DISH Network subscription television services revenue totaled $1.344 billion for the year ended December 31, 1999, an increase of $675 million compared to the same period in 1998. This increase was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber. Average DISH Network subscribers for the year ended December 31, 1999 increased approximately 85% compared to the same period in 1998. As of December 31, 1999, we had approximately 3.4 million DISH Network subscribers compared to 1.9 million at December 31, 1998. Monthly revenue per subscriber was approximately $42.71 during the year ended December 31, 1999 and approximated $39.25 during the same period during 1998. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services.

         For the year ended December 31, 1999, DTH equipment sales and integration services totaled $184 million, a decrease of $72 million compared to the same period during 1998. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators and sales of DBS accessories. This expected decrease in DTH equipment sales and integration services revenue was primarily attributable to a decrease in demand combined with a decrease in the sales price of digital set-top boxes attributable to increased competition.

         Satellite services revenue totaled $41 million during 1999, an increase of $19 million as compared to the same period during 1998. These revenues principally include fees charged to content providers for signal carriage and revenues earned from business television, or BTV customers. The increase in satellite services revenue was primarily attributable to increased BTV revenue due to the addition of new full-time BTV customers.

         DISH Network Operating Expenses. DISH Network operating expenses totaled $733 million during 1999, an increase of $338 million or 85%, compared to the same period in 1998. The increase in DISH Network operating expenses was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. DISH Network operating expenses represented 55% and 59% of subscription television services revenue during the years ended December 31, 1999 and 1998, respectively.

         Subscriber-related expenses totaled $575 million during 1999, an increase of $278 million compared to the same period in 1998. Such expenses, which include programming expenses, copyright royalties, residuals payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 43% of subscription television services revenues during the year ended December 31, 1999 compared to 44% during the same period in 1998.

         Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as subscriber equipment installation and other operating expenses. Customer service center and other expenses totaled $117 million during 1999, an increase of $45 million as compared to the same period in 1998. The increase in customer service center and other expenses resulted from increased personnel and telephone expenses to support the growth of the DISH Network. Customer service center and other expenses totaled 9% of subscription television services revenue during 1999, as compared to 11% during the same period in 1998.

         Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $41 million during 1999, a $15 million increase compared to the same period in 1998. This increase resulted from higher satellite and other digital broadcast center operating expenses due to an increase in the number of operational satellites. Satellite and transmission expenses totaled 3% and 4% of subscription television services revenue during the year ended December 31, 1999 and 1998, respectively.

         Cost of sales - DTH equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $148 million during 1999, a decrease of $25 million compared to the same period in 1998. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators and DBS accessories. Cost of sales - DTH equipment and integration services represented 81% and 68% of DTH equipment revenue, during the years ended December 31, 1999 and 1998, respectively. The lower margin was principally attributable to a $16.6 million loss provision primarily for component parts and purchase commitments related to our first generation model 7100 set-top boxes, for which production has been suspended in favor of our second generation model 7200 set-top boxes. The write-off partially offset the expected decrease in cost of sales - DTH equipment and integration services attributable to a decrease in demand combined with increased competition.

         Marketing Expenses. Marketing expenses totaled $727 million during 1999, an increase of $406 million compared to the same period in 1998. The increase in marketing expenses was primarily attributable to an increase in subscriber promotion subsidies. Subscriber promotion subsidies - promotional DTH equipment includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies - other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $65 million and $48 million during the years ended December 31, 1999 and 1998, respectively.

         During 1999, our total subscriber acquisition costs, inclusive of acquisition marketing expenses, totaled approximately $729 million, or approximately $385 per new subscriber activation. Comparatively, our subscriber acquisition costs during the year ended December 31, 1998, inclusive of acquisition marketing expenses and deferred subscriber acquisition costs, totaled $317 million, or approximately $285 per new subscriber activation. The increase in our subscriber acquisition costs, on a per new subscriber activation basis, principally resulted from the introduction of several aggressive marketing promotions to acquire new subscribers.

         General and Administrative Expenses. General and administrative expenses totaled $150 million during 1999, an increase of $53 million as compared to the same period in 1998. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue increased to 9% during the year ended December 31, 1999 compared to 10% during the same period in 1998.

         Non-cash, Stock-based Compensation. During 1999, we adopted an incentive plan which provided certain key employees with incentives including stock options. The payment of these incentives was contingent upon our achievement of certain financial and other goals. We met certain of these goals during 1999. Accordingly, during 1999, we recorded approximately $179 million of deferred compensation related to post-grant appreciation of stock options granted pursuant to the 1999 incentive plan. The related deferred compensation will be recognized over the five-year period. Accordingly, during the year ended December 31, 1999 we recognized $61 million under this performance-based plan.

         Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA plus total marketing expenses. Pre-marketing cash flow was $554 million during the year ended December 31, 1999, an increase of 85% compared to the same period in 1998. Our pre-marketing cash flow as a percentage of total revenue was 35% in 1999 compared to 31% in 1998. We believe that pre-marketing cash flow can be a useful measure of operating efficiency for companies in the DBS industry.

         Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was negative $173 million during the year ended December 31, 1999 compared to negative $20 million during the same period in 1998. EBITDA, as adjusted to exclude amortization of subscriber acquisition costs, was negative $173 million for the year ended December 31, 1999 compared to negative $39 million for the same period in 1998. This decline in EBITDA principally resulted from an increase in DISH Network operating and marketing expenses. Our calculation of EBITDA for the year ended December 31, 1999 does not include approximately $61 million of non-cash compensation expense resulting from post-grant appreciation of stock options granted to employees.

         It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         Depreciation and Amortization. Depreciation and amortization expenses aggregated $113 million during 1999, a $10 million increase compared to the same period in 1998, during which subscriber acquisition costs were amortized. Commencing October 1997, we instead expensed all of these costs at the time of sale. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar IV in August of 1998, the commencement of operation of EchoStar V in November 1999 and other depreciable assets placed in service during 1999, partially offset by subscriber acquisition costs becoming fully amortized during the third quarter of 1998.

         Other Income and Expense. Other expense, net totaled $177 million during 1999, an increase of $39 million compared to the same period in 1998. This increase resulted from an increase in interest expense. In January 1999, we refinanced our outstanding 12 1/2% Senior Secured Notes due 2002 issued in June 1997, our 12 7/8% Senior Secured Discount Notes due 2004 issued in 1994, and our 13 1/8% Senior Secured Discount Notes due 2004 issued in 1996 at more favorable interest rates and terms. In connection with the refinancing, we consummated an offering of 9 1/4% Senior Notes due 2006 and 9 3/8% Senior Notes due 2009, referred to herein as the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes. Although the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes have lower interest rates than the debt securities we repurchased, interest expense increased by approximately $34 million because we raised additional debt to cover tender premiums and consent and other fees related to the refinancing.

         Extraordinary Charge for Early Retirement of Debt. In connection with the January 1999 refinancing, we recognized an extraordinary loss of $269 million comprised of debt costs, discounts, tender costs, and premiums paid over the accreted values of the debt retired.

LIQUIDITY AND CAPITAL RESOURCES

Cash Sources

         Since inception, we have financed the development of our EchoStar DBS system and the related commercial introduction of the DISH Network service primarily through the sale of equity and debt securities and cash from operations. From May 1994 through December 31, 2000, we have raised total gross cash proceeds of approximately $249 million from the sale of our equity securities and as of December 31, 2000, we had approximately $4.0 billion of outstanding long-term debt (including current portion).

         On September 25, 2000, our wholly-owned subsidiary, EchoStar Broadband Corporation, sold $1 billion principal amount of 10 3/8% Senior Notes due 2007. The proceeds of these notes will be used primarily by our subsidiaries for the construction and launch of additional satellites, strategic acquisitions and other general working capital purposes.

         As of December 31, 2000, our unrestricted cash, cash equivalents and marketable investment securities totaled $1.464 billion compared to $1.254 billion as of December 31, 1999. For the years ended December 31, 2000, 1999 and 1998, we reported net cash flows from operating activities of negative $119 million, negative $59 million and negative $17 million, respectively. The increase in net cash flow used in operating activities reflects, among other things, the significant increase in subscriber acquisition costs associated with our rapid subscriber growth and our "free installation" promotion.

         We expect that our future working capital, capital expenditure and debt service requirements will be satisfied primarily from existing cash and investment balances and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent upon our ability to continue to expand our DISH Network subscriber base, retain existing DISH Network subscribers, and our ability to grow our ETC and Satellite Services businesses. There can be no assurance that we will be successful in achieving our goals. The amount of capital required to fund our 2001 working capital and capital expenditure needs will vary, depending, among other things, on the rate at which we acquire new subscribers and the cost of subscriber acquisition. Our working capital and capital expenditure requirements could increase materially in the event of increased competition for subscription television customers, significant satellite failures, or in the event of a general economic downturn, among other factors. These factors could require that we raise additional capital in the future.

Subscriber Turnover

         Our churn for the year ended December 31, 2000 was consistent with our churn for the same period in 1999. We believe that our percentage churn continues to be lower than satellite and cable industry averages. While we have successfully managed churn within a narrow range historically, our maturing subscriber base, a slowing economy, the effects of rapid growth, bounty programs offered by competitors and other factors could cause future increases in churn. Further, impacts from our litigation with the networks in Miami, new FCC rules governing the delivery of superstations and other factors, could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in increased churn. While there can be no assurance, notwithstanding the issues discussed above we have and expect to be able to continue to manage churn below industry averages during 2001.

Subscriber Acquisition Costs

         As previously described, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were $452 per new subscriber activation during the year ended December 31, 2000. Since we retain ownership of the equipment, amounts capitalized under our Digital Dynamite Plan are not included in our calculation of these subscriber acquisition costs. As a result of continuing competition and our plans to attempt to continue to drive rapid subscriber growth, we expect our per subscriber acquisition costs for 2001 will remain in a range consistent with our 2000 average of approximately $452 per new subscriber activation. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we continue or expand our Free Now promotion, or introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

         Funds necessary to meet subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. If we were required to raise capital today, a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

Digital Dynamite

         During July 2000, we announced the commencement of our new Digital Dynamite promotion. The Digital Dynamite plans offer four choices to consumers, ranging from the use of one EchoStar receiver system and our America's Top 100 CD programming package for $35.99 per month, to providing consumers two EchoStar receiver systems and our America's Top 150 programming package for $49.99 per month. With each plan, consumers receive in-home-service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which includes the first month's programming payment. Our Digital Dynamite promotion allows us to capitalize and depreciate over 4 years equipment costs that would otherwise be expensed at the time of sale, but also results in increased capital expenditures. Capital expenditures under our Digital Dynamite promotion totaled approximately $65.4 million for the year ended December 31, 2000.

Conditional Access System

         The access control system is central to the security network that prevents unauthorized viewing of programming. Theft of cable and satellite programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. If other measures are not successful, it could be necessary to replace the credit card size card that controls the security of each consumer set top box at a material cost to us.

Intellectual Property

         Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. Various parties have asserted patent and other intellectual property rights with respect to components within our direct broadcast satellite system. Certain of these parties have filed suit against us, including Starsight, Superguide, and IPPV Enterprises, as previously described. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Obligations and Future Capital Requirements

         Semi-annual cash debt service of approximately $94 million related to our 9 1/4% Senior Notes due 2006 (Seven Year Notes) and our 9 3/8% Senior Notes due 2009 (Ten Year Notes), is payable in arrears on February 1 and August 1 each year. Semi-annual cash debt service requirements of approximately $24 million related to our 4 7/8% Convertible Subordinated Notes due 2007 is payable in arrears on January 1 and July 1 of each year, commencing July 1, 2000. Semi-annual cash debt service of approximately $52 million related to our 10 3/8% Senior Notes due 2007 is payable in arrears on April 1 and October 1 of each year, commencing April 1, 2001. There are no scheduled principal payment or sinking fund requirements prior to maturity of any of these notes.

         The indentures related to our 9 1/4% Senior Notes due 2006 (the "Seven Year Notes") and our 9 3/8% Senior Notes due 2009 (the "Ten Year Notes") (collectively, the "Seven and Ten Year Notes Indentures") contain restrictive covenants that require us to maintain satellite insurance with respect to at least half of the satellites we own. Insurance coverage is therefore required for at least three of our six satellites currently in orbit. We have procured normal and customary launch insurance for EchoStar VI. This launch insurance policy provides for insurance of $225.0 million. The EchoStar VI launch insurance policy expires in July 2001. We are currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV and EchoStar V. During 2000, to satisfy insurance covenants related to the outstanding EchoStar DBS senior notes, we reclassified the depreciated cost of two of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of December 31, 2000, cash reserved for satellite insurance totaled approximately $82 million. The reclassifications will continue until such time, if ever, as the insurers are again willing to insure our satellites on commercially reasonable terms.

         We utilized $91 million of satellite vendor financing for our first four satellites. As of December 31, 2000, approximately $25 million of that satellite vendor financing remained outstanding. The satellite vendor financing bears interest at 8 1/4% and is payable in equal monthly installments over five years following launch of the satellite to which it relates. A portion of the contract price with respect to EchoStar VII is payable over a period of 13 years following launch with interest at 8%, and a portion of the contract price with respect to EchoStar VIII and EchoStar IX is payable following launch with interest at 8%. Those in orbit payments are contingent on the continued health of the satellite.

         Dividends on our 6 3/4% Series C Cumulative Convertible Preferred Stock began to accrue on November 2, 1999. Holders of the Series C Preferred Stock are entitled to receive cumulative dividends at an annual rate of 6 3/4% of the Liquidation Preference of $50 per share. Dividends are payable quarterly in arrears, commencing February 1, 2000, when, as, and if declared by our Board of Directors. All accumulated and unpaid dividends may, at our option, be paid in cash, Class A common stock, or a combination thereof upon conversion or redemption.

         During 2001, we anticipate total capital expenditures of between $600-$900 million depending upon the strength of the economy and other factors. We expect approximately 40% of that amount to be utilized for satellite construction and approximately 60% for EchoStar receiver systems in connection with our Digital Dynamite Plan and for general corporate expansion. Our anticipated capital expenditures related to the Digital Dynamite promotion may materially increase to the extent this promotion is successful and to the extent that we continue or expand our Digital Dynamite promotion.

         In addition to our DBS business plan, we have licenses, or applications pending with the FCC, for a two satellite FSS Ku-band satellite system, a two satellite FSS Ka-band satellite system, and a proposed modification thereof and a 6-satellite Low Earth Orbit Mobile system. We will need to raise additional capital to fully construct these satellites. During February 2000, we announced agreements for the construction and delivery of three new satellites. Two of these satellites, EchoStar VII and EchoStar VIII, will be advanced, high-powered DBS satellites. The third satellite, EchoStar IX, will be a hybrid Ku/Ka-band satellite.

         During November 2000, one of our wholly owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license, and is constructing a Ka-band satellite, to launch into the 113 W.L. orbital slot. Together with VisionStar we have requested FCC approval to acquire control over VisionStar by increasing our ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. We have also provided loans to VisionStar totaling less than $10 million to date for the construction of their satellite and expect to provide additional funding to VisionStar in the future. We are not obligated to finance the full remaining cost to construct and launch the VisionStar satellite, but VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 or the license could be revoked. We currently expect to continue to fund loans and equity contributions for construction of the satellite in the near term from cash on hand, and expect that we may spend approximately $79.5 million during 2001 for that purpose subject to, among other things, FCC action. In the future we may fund construction, launch and insurance of the satellite through cash from operations, public or private debt or equity financing, joint ventures with others, or from other sources.

         We expect that our future working capital, capital expenditure and debt service requirements will be satisfied from existing cash and investment balances, and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent, among other things, upon our ability to retain existing DISH Network subscribers, our ability to manage the growth of our subscriber base, and our ability to grow our ETC and Satellite Services businesses. During 2000, subscriber growth was strong. To the extent future subscriber growth exceeds our expectations, it may be necessary for us to raise additional capital to fund increased working capital requirements. There may be a number of other factors, some of which are beyond our control or ability to predict, that could require us to raise additional capital. These factors include unexpected increases in operating costs and expenses, a defect in or the loss of any satellite, or an increase in the cost of acquiring subscribers due to additional competition, among other things. If cash generated from our operations is not sufficient to meet our debt service requirements or other obligations, we would be required to obtain cash from other financing sources. If we were required to raise capital today a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that such financing would be available on terms acceptable to us, or if available, that the proceeds of such financing would be sufficient to enable us to meet all of our obligations.

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 or SAB 101, "Views on Selected Revenue Recognition Issues." SAB 101 provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. The provisions of SAB 101 and certain related EITF consensuses were required to be adopted in the quarter ended December 31, 2000 retroactive to January 1, 2000, with any cumulative effect as of January 1, 2000 reported as the cumulative effect of a change in accounting principle. Our adoption of SAB 101 resulted in no recognition of a cumulative effect of a change in accounting principle.

SEASONALITY

         Our revenues vary throughout the year. As is typical in the subscription television service industry, our first half of the year generally produces lower new subscriber revenues than the second half of the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.

INFLATION

         Inflation has not materially affected our operations during the past three years. We believe that our ability to increase the prices charged for our products and services in future periods will depend primarily on competitive pressures. We do not have any material backlog of our products.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MARKET RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

         As of December 31, 2000, our unrestricted cash, cash equivalents and marketable investment securities had a fair value of $1.464 billion. Of that amount, a total of $1.374 billion was invested in: (a) cash; (b) debt instruments of the U.S. Government and its agencies; (c) commercial paper with an average maturity of less than one year and rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations; and (d) instruments with similar risk characteristics to the commercial paper described above. The primary purpose of these investing activities has been to preserve principal until the cash is required to fund operations. Consequently, the size of this portfolio fluctuates significantly as cash is raised and used in our business.

         The value of certain of the investments in this portfolio can be impacted by, among other things, the risk of adverse changes in securities and economic markets generally, as well as the risks related to the performance of the companies whose commercial paper and other instruments we hold. However, the high quality of these investments (as assessed by independent rating agencies), reduces these risks. The value of these investments can also be impacted by interest rate fluctuations. At December 31, 2000, all of our investments in this category were in fixed rate instruments or money market type accounts. While an increase in interest rates would ordinarily adversely impact the fair value of fixed rate investments, we normally hold these investments to maturity. Consequently, neither interest rate fluctuations nor other market risks typically result in significant gains or losses to this portfolio. A decrease in interest rates has the effect of reducing our future annual interest income from this portfolio, since funds would be re-invested at lower rates as the instruments mature. Over time, any net percentage decrease in interest rates could be reflected in a corresponding net percentage decrease in our interest income. During 1999 and 2000, the impact of interest rate fluctuations, changed business prospects and all other factors did not have a material impact on the fair value of the portfolio, or on our income derived from this portfolio.

         We also invest in debt and equity of public and private companies for strategic business purposes. We had strategic debt and equity investments totaling approximately $3.9 million at December 31, 1999. As of December 31, 2000, we held strategic debt and equity investments with a fair value of approximately $90 million. We acquired stock in one of those companies, OpenTV, in connection with establishment of a strategic relationship which did not involve the investment of cash by us. None of these investments accounted for more than 40% of the total fair value of the portfolio. We may make additional strategic investments in other debt and equity securities in the future.

         The fair value of our strategic debt investments can be impacted by interest rate fluctuations. Absent the effect of other factors, a hypothetical 10% increase in LIBOR would result in a decrease in the fair value of our investments in these debt instruments of approximately $2 million. The fair value of our strategic debt and equity investments can also be significantly impacted by the risk of adverse changes in securities markets generally, as well as risks related to the performance of the companies whose securities we have invested in, risks associated with specific industries, and other factors. These investments are subject to significant fluctuations in fair market value due to the volatility of the securities markets and of the underlying businesses. A hypothetical 30% adverse change in the price of our public strategic debt and equity investments would result in approximately a $9 million decrease in the fair value of that portfolio.

         In addition to the $1.464 billion, we have made strategic equity investments in Wildblue Communications, StarBand Communications, VisionStar, Inc. and Replay TV totaling approximately $110 million. The securities of these companies are not publicly traded. StarBand recently announced that it was canceling its planned initial public stock offering. Our ability to create realizable value for our strategic investments in companies that are not public is dependent on the success of their business plans. Among other things, there is relatively greater risk that those companies may not be able to raise sufficient capital to fully finance their business plans. Since private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them that we will be able to obtain full value for them.

         We currently have accumulated net unrealized losses on certain of our investments as disclosed on our accompanying balance sheets. There can be no assurance that the accumulated net unrealized losses will not increase or that some or all of these losses will not have to be recorded as charges to earnings in future periods. We have not used derivative financial instruments for speculative purposes. We have not hedged or otherwise protected against the risks associated with any of our investing or financing activities.

         As of December 31, 2000, we estimated the fair value of our fixed-rate debt and mortgages and other notes payable to be approximately $3.7 billion using quoted market prices where available, or discounted cash flow analyses. The fair value of our fixed rate debt and mortgages is affected by fluctuations in interest rates. A hypothetical 10% decrease in assumed interest rates would increase the fair value of our debt by approximately $196 million. To the extent interest rates increase, our costs of financing would increase at such time as we are required to refinance our debt.


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